Exhibit 99.h(17)

EIGHTH AMENDMENT TO THE

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

THE CREDIT SUISSE FUNDS LISTED ON SCHEDULE B,

AND

STATE STREET BANK AND TRUST COMPANY

This Eighth Amendment (this “Amendment”) dated May 21, 2009 is between each of the CREDIT SUISSE FUNDS listed on Schedule B to the Agreement as defined below, on behalf of itself or each of its portfolios, if any, listed on Schedule B, severally and not jointly (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).

Reference is made to the Securities Lending Authorization Agreement dated March 17, 2004 between the Funds and State Street, as otherwise amended, and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth below;

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.                                       Definitions.  All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                                       Amendments.

(a)          The second paragraph of Section 3 (Securities to be Loaned) of the Agreement is hereby deleted in its entirety and replaced with the following language:

“State Street will not make a Loan on behalf of a Fund if as a result of such Loan the aggregate outstanding Loans for such Fund would be in excess of 33 1/3% of such Fund’s total asset value, including collateral received in connection with securities lending transactions hereunder.  For the avoidance of doubt, the Fund authorizes State Street to lend up to fifty percent (50%) of the Fund’s net portfolio assets, in reliance upon the Brinson Funds, SEC No-Action Letter (pub. avail. November 25, 1997).”

(b)         Section 15 of the Agreement is hereby amended by adding the following language after the second sentence thereof:

“Notwithstanding the foregoing, either party may terminate this Agreement immediately upon written notice to the other party in the event of such other party’s insolvency, bankruptcy or consent to the appointment of any trustee, receiver or liquidator of it or a material part of its properties.”

(c)          The following section is hereby added after Section 22 of the Agreement as new Section 23:

“23. Securities Contract. Each party hereto agrees that (1) this Agreement and the Financing Transactions made hereunder are “securities contracts” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and (2) each party’s rights under this Agreement, including its rights to termination, are not subject to the automatic stay under Title 11 of the United States Code, as amended for purposes of the Bankruptcy Code and any bankruptcy proceeding thereunder.”

(d)         The Agreement is hereby amended by deleting Schedule A thereto in its entirety and substituting the Schedule A attached to this Amendment in its place.

(e)          The Agreement is hereby amended by deleting Schedule B thereto in its entirety and substituting the Schedule B attached to this Amendment in its place.

3.                                       Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4.                                       Effective Date.  This Eighth Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signature below.

THE CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY
By:	/s/Michael A. Pignataro	By:	/s/Suzanne N. Lee
Name:	Michael A. Pignataro	Name:	Suzanne N. Lee
Title:	CFO	Title:	Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Schedule of Fees

1.                                       Subject to Paragraph 2 below, all proceed collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:

•                  Eighty percent (80%) payable to the Fund, and

•                  Twenty percent (20%) payable to State Street.

2.                                       All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.                                       (a) Except as provided in paragraph (b) below and in the third sentence of this paragraph (a), the Fund instructs State Street not to invest cash Collateral.  The Fund acknowledges and agrees that cash Collateral that is not invested will be held in a demand deposit account of State Street and will not generate investment income for the Fund.  The Fund may from time to time instruct State Street in writing to invest cash Collateral, or a specified amount or percentage of cash Collateral, in the State Street Navigator Securities Lending Government Portfolio (the “Government Portfolio”) or the State Street Navigator Securities Lending Prime Portfolio (the “Prime Portfolio”).  In the absence of State Street’s receipt of such a written instruction from the Fund, no cash Collateral will be invested. The management fees for investing the Government Portfolio and the Prime Portfolio are as follows:

Government Portfolio:

On an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the Government Portfolio is not more than 5.00 basis points netted out of yield.  The trustee of the Government Portfolio may pay out of the assets of the Government Portfolio all reasonable expenses and fees of the Government Portfolio, including professional fees or disbursements incurred in connection with the operation of the Government Portfolio

Prime Portfolio:

On an annualized basis, the management//trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield.  The trustee of the Prime Portfolio may pay out of the assets of the Prime Portfolio, all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements incurred in connection with the operation of the Prime Portfolio.

(b) Notwithstanding anything contained in this Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA.  Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement.  To the extent that cash Collateral obtained obtained from a Financing Transaction is not so transferred or used as cash collateral pursuant to the SLSA, the Fund hereby directs State Street to invest such cash Collateral in accordance with paragraph (a) above, and in the event that such cash Collateral is no longer needed for Financing Transactions, to invest such cash in accordance with paragraph (a) above.  The Fund understands and agrees that cash Collateral obtained from a Financing Transaction that is not invested in accordance with paragraph (a) above and/or is used as cash collateral in securities borrowing transactions pursuant to the terms of the SLSA, will not generate investment income.

Notwithstanding anything contained in this Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund.  State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA and the investment of such cash Collateral in accordance with paragraph (a) above.  Subject to State Street’s obligations to mark to market under Section 8 of this Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be responsible for such shortfall and State Street may debit any account or accounts maintained by the Fund with State Street.

THE CREDIT SUISSE FUNDS listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY
By:	/s/Michael A. Pignataro	By:	/s/Suzanne N. Lee
Name:	Michael A. Pignataro	Name:	Suzanne N. Lee
Title:	CFO	Title:	Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 17th day of March 2004 between the CREDIT SUISSE FUNDS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Company	Portfolio	Tax ID	Tax Year- End

Credit Suisse Trust	International Equity Flex I Portfolio*	137066581	12/31
	International Equity Flex III Portfolio*	133890449	12/31
	U.S. Equity Flex I Portfolio*	133839332	12/31
	International Equity Flex II Portfolio*	133890452	12/31
	U.S. Equity Flex III Portfolio*	134042374	12/31
	U.S. Equity Flex II Portfolio*	137125856	12/31
	U.S. Equity Flex IV Portfolio*	134181634	12/31
	Commodity Return Strategy Portfolio	11-3757399	12/31

Credit Suisse Small Cap Core Fund	n/a	133666127	10/31

Credit Suisse Large Cap Value Fund	n/a	133666126	10/31

Credit Suisse High Income Fund	n/a	134042415	10/31

Credit Suisse Large Cap Blend Fund, Inc.	n/a	510380617	12/31

Credit Suisse Large Cap Growth Fund	n/a	521532243	10/31

Credit Suisse Mid-Cap Core Fund, Inc.	n/a	521549085	10/31

Credit Suisse Global High Yield Fund, Inc.	n/a	510342407	12/31

Credit Suisse Commodity Return Strategy Fund	n/a	061734448	10/31

Credit Suisse High Yield Bond Fund	n/a	134009166	10/31

Credit Suisse Asset Management Income Fund, Inc.	n/a	232451535	12/31

*Fund may engage in Financing Transactions.